                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0287
 FORM 4                                             Expires: September 30, 1998
--------                                            Estimated average burden
/ X / Check this block if no longer                 hours per response .... 0.5
      subject to Section 16.                        ---------------------------
      Form 4 or Form 5
      obligations may continue.
      See Instruction 1(c).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person   2. Issuer Name and Ticker     4. Statement for             6. Relationship of Reporting
    Fensterheim  Asher                        or Trading Symbol              Month/Year                   Person to Issuer
----------------------------------------      CITYSCAPE FINANCIAL           November 1997                 (Check all applicable)
     (Last)     (First)     (Middle)          CORP. (CTYS)               --------------------------
                                           ----------------------------  5. If Amendment, Date of         ___ Director  ___10% Owner
          565 Taxter Road                  3. IRS or Social Security        Original (Month/Year)         ___ Officer   _X_ Other
----------------------------------------      Number of Reporting                                             (give         (specify
             (Street)                         Person (Voluntary)         --------------------------           title below)  below)

   Elmsford        New York    10523                                                                       Former Director/10% Owner
--------------------------------------     ----------------------------                                 ----------------------------
      (City)      (State)      (Zip)                                                                    7. Individual or Joint/
                                                                                                           Group Filing Reporting
                                                                                                           (Check Applicable Line)

                                                                                                           _X_  Form filed by One
                                                                                                                 Reporting Person
                                                                                                           ___  Form filed by
                                                                                                                 More than One
                                                                                                                 Reporting Person
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                                                  TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Transaction Date             3. Transaction             4. Securities Acquired(A)
    (Instr. 3)                                   (Month/Day/Year)                Code                       or Disposed of (D)
                                                                                 (Instr. 8)                 (Instr. 3, 4 and 5)
                                                                         -------------------------   ------------------------------
                                                                          Code               V       Amount    (A) or (D)     Price
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     11/11/97                 J(1)                       20,000        D          $1.53
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     11/12/97                 J(1)                       20,000        D          $1.38
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     11/13/97                 J(1)                       20,000        D          $1.44
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     11/14/97                 J(1)                       20,000        D          $2.00
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COMMON STOCK                                     11/17/97                 J(1)                       20,000        D          $1.86
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     11/04/97                 J(2)                      100,000        D          $1.52
-----------------------------------------------------------------------------------------------------------------------------------

1. Title of Security                    5. Amount of Securities               6. Ownership Form:            7. Nature of Indirect
    (Instr. 3)                              Beneficially Owned at                 Direct (D) or                      Beneficial
                                            End of Month                          Indirect (I)                       Ownership
                                            (Instr. 3 and 4)                      (Instr. 4)                         (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                   182,700                               D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                    30,000(3)                            I                         By spouse
-----------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class
of securities beneficially owned directly or indirectly.              Page 1
                           (Print or Type Responses)             SEC 1474 (8/92)


FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


---------------------------------------------------------------------------------------------------------------------------------
                                                                                  5. Number of             6. Date
                                                                                     Derivative               Exercisable and
                          2. Conver-                                                 Securities               Expiration Date
                             sion, or                            4. Transaction      Acquired (A) or          (Month/Day/Year)
                             Exercise                               Code             Disposed of (D)        ---------------------
                             Price of                               (Instr. 8)       (Instr. 3, 4 and 5                  Expira-
1. Title of Derivative       Derivative   3. Transaction Date    ----------------    -------------------    Date         tion
   Security (Instr. 3)       Security        (Month/Day/Year)      Code       V        (A)          (D)     Exercisable  Date
---------------------------------------------------------------------------------------------------------------------------------
Borrowed Shares (4)           1 : 1                                                                         immediately  N/A
--------------------------------------------------------------------------------------------------------------------------------
Non-Employee                 $15.19                                                                         7/29/98     7/29/07
Director Stock
Option (right to buy)
--------------------------------------------------------------------------------------------------------------------------------
Non-Employee                 $14.00                                                                         6/4/98      6/1/07
Director Stock
Option (right to buy)
---------------------------------------------------------------------------------------------------------------------------------
Non-Employee                  $2.63                                                                          6/1/96      6/1/05
Director Stock
Option (right to buy)
---------------------------------------------------------------------------------------------------------------------------------
Non-Employee                  $2.63                                                                          6/1/97      6/1/05
Director Stock
Option (right to buy)
---------------------------------------------------------------------------------------------------------------------------------
Non-Employee                 $22.56                                                                         6/4/97      6/12/06
Director Stock
Option (right to buy)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of                               9. Number of      10. Ownership
   Underlying Securities                                Derivative         Form of
   (Instr. 3 and 4)                                     Securities         Derivative         11. Nature of
-----------------------------     8. Price of           Beneficially       Security:              Indirect
                  Amount or          Derivative         Owned at           Direct (D) or          Beneficial
                  Number             Security           End of Month       Indirect (I)           Ownership
    Title         of Shares          (Instr. 5)         (Instr. 4)         (Instr. 4)             (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
   COMMON         345,000                                    0               D
   STOCK

---------------------------------------------------------------------------------------------------------------------------------
   COMMON           9,000                                9,000                D
   STOCK

---------------------------------------------------------------------------------------------------------------------------------
   COMMON           6,000                                6,000                D
   STOCK

---------------------------------------------------------------------------------------------------------------------------------
   COMMON          20,000                               20,000                D
   STOCK

---------------------------------------------------------------------------------------------------------------------------------
   COMMON          20,000                               20,000                D
   STOCK

---------------------------------------------------------------------------------------------------------------------------------
   COMMON           6,000                                6,000                D
   STOCK

---------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


NA972800.013/5
Page 2
SEC 1474 (8/92)

(1) On February 26, 1997, the reporting person entered into a Credit Facility with Bear Stearns Securities Corp. ("Bear Stearns") pursuant to which balances outstanding under the Credit Facility are secured by a pledge of the reporting person's securities. Pursuant to the terms of the Credit Facility, Bear Stearns sold these securities and applied the proceeds from such sale to the outstanding balance of the Credit Facility.

(2) On March 28, 1997, the reporting person entered into a Credit Facility with Prudential Securities Incorporated (("Prudential") pursuant to which balances outstanding under the Credit Facility are secured by a pledge of the reporting person's securities. Pursuant to the terms of the Credit Facility, Prudential sold these securities and applied the proceeds from such sale to the outstanding balance of the Credit Facility.

(3) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(4) On December 16, 1996, the reporting person entered into a Credit Facility with Hudson Valley Bank ("Hudson Valley"). On October 17, 1997, the reporting person's son-in-law pledged securities as collateral for the Credit Facility. The reporting person is required to return the borrowed shares to his son-in-law. Pursuant to the terms of the Credit Facility, Hudson
Valley sold these securities and applied the proceeds ($1,202,940) from such sale to the outstanding balance of the Credit Facility.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.


/s/ Asher Fensterheim                12/10/97
-----------------------------------------------
**Signature of Reporting Person        Date